Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Stock Option and Incentive Plan of Forward Air Corporation of our reports dated February 25, 2008, with respect to the consolidated financial statements and schedule of Forward Air Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Forward Air Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Nashville, Tennessee
May 21, 2008